AGREEMENT AND PLAN OF MERGER

                                      Among

                             THE COBALT GROUP, INC.

                              IL ACQUISITION, INC.,

                                INTEGRALINK, INC.



                                       And



                      THE SHAREHOLDERS OF INTEGRALINK, INC.





                          Dated as of January 14, 2000


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EXHIBITS

     1.3(a)  -    Articles of Merger
     1.3(b)  -    Certificate of Merger
     1.7.1   -    Form of Promissory Notes
     2       -    Disclosure Memorandum
     2A.4    -    Form of Registration Rights Agreement
     4.3     -    Opinion of Counsel for the Company
     4.10    -    Form of Employment Agreements
     4.11    -    Form of Assignment of Invention Agreement
     5.3     -    Opinion of Counsel for Cobalt and Purchaser

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                          AGREEMENT AND PLAN OF MERGER


     Agreement and Plan of Merger ("Agreement") dated as of January 14, 2000, by and among The Cobalt Group, Inc., a Washington corporation ("Cobalt"), IL Acquisition, Inc., a Washington corporation and wholly owned subsidiary of Cobalt ("Purchaser"), IntegraLink, Inc., an Ohio corporation (the "Company"), and Kevin M. Distelhorst, Steven French and Philip D. Turner (the "Shareholders").

                                    RECITALS

     A. The Company, the Shareholders, Cobalt and Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and Purchaser pursuant to this Agreement (the "Merger").

     B. The Board of Directors of the Company has approved this Agreement and the Merger as required by applicable law.

     C. The Boards of Directors of Cobalt and Purchaser and the sole shareholder of Purchaser have approved this Agreement and the Merger as required by applicable law.

                                    AGREEMENT

     In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

1.1  The Merger

     Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of the Company shall cease and the Company shall be merged with and into Purchaser (the Purchaser as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the state of Washington and the state of Ohio.

1.2  The Closing

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on the earliest practicable business day (the "Closing
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Date") after the satisfaction or waiver of the conditions set forth in Articles
IV and V at 10 a.m. local time at the offices of Stoel Rives LLP, 3600 One Union Square, Seattle, Washington, or such other date, time or location as Cobalt and the Company shall agree.

1.3  Effective Date and Time

     On the Closing Date and subject to the terms and conditions hereof; (a) articles of merger (the "Articles of Merger"), substantially in the form attached hereto as Exhibit 1.3(a) complying with the applicable provisions of the Washington Business Corporation Act ("Washington Law") and in such form and executed in such manner as required by Washington Law, shall be delivered for filing with the Secretary of State of the state of Washington (the "Washington Secretary") and (b) a certificate of merger ("Certificate of Merger"), substantially in the form attached hereto as Exhibit 1.3(b) complying with the applicable provisions of Chapter 1701 of the Ohio Revised Code ("Ohio Law") and in such form and executed in such manner as required by Ohio Law, shall be delivered for filing with the Secretary of State of the state of Ohio (the "Ohio Secretary"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Articles of Merger and the Certificate of Merger or at such other time as may be specified in the Articles of Merger and the Certificate of Merger as filed.

1.4  Articles of Incorporation of the Surviving Corporation

     At the Effective Time, the Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation. Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5  Bylaws of the Surviving Corporation

     At the Effective Time, the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.
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1.6  Directors and Officers

     At the Effective Time, the directors of Purchaser shall continue in office as the directors of the Surviving Corporation and the officers of Purchaser shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7  Merger Consideration; Conversion of Shares

     1.7.1  Merger Consideration

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each issued and outstanding share of common stock, without par value, of the Company (the "Company Common Stock"), shall be converted into the right to receive from Cobalt:

               (i) an amount in cash (the "Closing Cash") determined by dividing $1,500,000 by the Fully Diluted Common Stock Number (as defined below);

               (ii) promissory notes in the form of Exhibit 1.7.1 (the "Closing Notes") in the aggregate principal amount determined by dividing $250,000 by the Fully Diluted Common Stock Number (as defined below); and

               (iii) 850 shares of Cobalt common stock, par value $.01 per share (the "Cobalt Common Stock").

The "Fully Diluted Common Stock Number" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, as set forth on Schedule 2.3(b) to the Disclosure Memorandum. The shares of Cobalt Common Stock so issued shall be referred to herein as the "Closing Shares," which together with the Closing Cash and the Closing Notes, shall be referred to as the "Merger Consideration."

          (b) Each issued and outstanding share of capital stock of Purchaser shall remain issued and outstanding and shall be unaffected by the Merger.

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     1.7.2  Exchange of Certificates; Payment of Closing Cash and Notes

          On the Closing Date, as soon as practicable after the Effective Time, Cobalt shall deliver, and each Shareholder shall receive, promptly after surrender to Cobalt of a certificate or certificates duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Company Common Stock held by such Shareholder together with documents delivered as required therein:

               (i) certificates representing the number of shares of Cobalt Common Stock that such Shareholder is entitled to receive pursuant to
     Section 1.7.1 hereof;

               (ii) cash or other immediately available funds representing the portion of the Closing Cash that such Shareholder is entitled to receive pursuant to Section 1.7.1 hereof; and

               (iii) a promissory note in the form of Exhibit 1.7.1 representing the principal amount of the Closing Notes that such Shareholder is entitled to receive pursuant to Section 1.7.1.

     1.7.3  No Fractional Shares

     No certificates or scrip representing fractional shares of Cobalt Common Stock shall be issued by virtue of the Merger. The aggregate number of shares of Cobalt Common Stock a Shareholder is entitled to receive pursuant to Section
1.7.1 shall be rounded to the nearest whole number of shares.

     1.7.4  No Further Transfers

     After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be forwarded to Cobalt and shall be canceled and exchanged in accordance with this
Section 1.7.

               ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY AND THE SHAREHOLDERS

     Except as is otherwise set forth with appropriate section references in the Disclosure Memorandum attached as Exhibit 2 (the "Disclosure Memorandum"), each of which exceptions shall specifically identify or cross-reference the provisions of this

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Article II to which such exception relates, and which shall constitute in its entirety a representation and warranty under this Article II, and in order to induce Cobalt and Purchaser to enter into and perform this Agreement and the other agreements and certificates that are required to be completed and executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company and the Shareholders jointly and severally represent and warrant to Cobalt and Purchaser as of the date of this Agreement and as of the Closing Date as follows:

2.1  Organization

     The Company is a corporation duly organized and validly existing under the laws of the state of Ohio. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby. Each Shareholder has the power, authority and capacity to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the Company's business operations, assets, liabilities (absolute accrued, contingent or otherwise), or condition (financial or otherwise) (a "Company Material Adverse Effect").

2.2  Enforceability

     All corporate action on the part of the Company and its officers, directors and Shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement has been taken or will be taken as of or prior to the Effective Time. This Agreement has been duly executed and delivered by the Company and each Shareholder, as applicable, and this Agreement is a legal, valid and binding obligation of the Company and each Shareholder, as applicable, enforceable against each of them in accordance with its terms.

2.3  Capitalization

     (a) The authorized capital stock of the Company consists of 850 shares of Company Common Stock, without par value. The issued and outstanding capital stock of the Company consists solely of 100 shares of Company Common Stock

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(collectively, the "Outstanding Shares"), which are held of record and beneficially by the Shareholders in the amounts described on Schedule 2.3(b) to the Disclosure Memorandum. The Outstanding Shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. No Person (as defined in Section 2.5 hereof) other than the Shareholders holds any interest in any of the Outstanding Shares.

     (b) As of the date of this Agreement and as of the Closing Date, there are no outstanding rights of first refusal or offer, preemptive rights, stock purchase rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or from any Shareholder of any shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock.

     (c) The Company is not a party or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any securities of the Company. No Shareholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any Shareholder or any affiliate thereof. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

2.4  Subsidiaries and Affiliates

     The Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5  No Approvals; No Conflicts

     The execution, delivery and performance of this Agreement by the Company and each of the Shareholders, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

          (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company or the Shareholders;

          (b) except as contemplated by this Agreement, require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for approval by the

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Shareholders of the Company and the filing of all documents necessary to consummate the Merger with the Washington Secretary and the Ohio Secretary.

           (c) except as disclosed in Schedule 2.10.2 to the Disclosure Memorandum, cause a Company Material Adverse Effect by resulting in a default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company or the Shareholders are parties or by which they are bound or to which the Company's assets are subject;

          (d) result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind (each, an "Encumbrance") upon any assets of the Company or the Outstanding Shares;

          (e) conflict with or violate any provision of the Company's Articles of Incorporation or Code of Regulations, or

          (f) invalidate or adversely affect any permit, license or authorization or status used in the conduct of the Company's business.

2.6  Financial Statements

     The Company has delivered to Cobalt (a) an unaudited balance sheet and statement of income and expense of the Company or its predecessor as of or for the 12 months ended December 31, 1998 and December 31, 1999. All the foregoing financial statements are herein referred to as the "Company Financial Statements." The balance sheet of the Company as of December 31, 1999 is herein referred to as the "Company Balance Sheet." The Company Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except (i) liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $10,000 in the aggregate or $5,000 individually, (ii) liabilities or obligations under its Material Contracts disclosed on Schedule 2.10.1 or under contracts and commitments that are not required to be disclosed thereon, and (iii) liabilities or obligations otherwise disclosed in this Agreement or in the Disclosure

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Memorandum. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

2.7  Absence of Certain Changes or Events

     Except for transactions specifically contemplated in this Agreement and except as disclosed on Schedule 2.7 to the Disclosure Memorandum, since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

          (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

          (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any Shareholder, officer, director, employee or affiliate of the Company);

          (c) granted any increase in the compensation of directors, officers, employees or consultants;

          (d) suffered any change having a Company Material Adverse Effect;

          (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $5,000 individually or in excess of $10,000 in the aggregate, except liabilities and obligations that are incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance;

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          (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

          (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (j) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or otherwise or made aggregate capital expenditures in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or otherwise;

          (k) made any change in accounting methods or practices or internal control procedures;

          (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Common Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Shareholders or any of the Company's, officers, directors or employees or any affiliate of any of the Shareholders or of the Company's officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

          (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  Taxes

          (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all respects; (ii) all Taxes

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(as defined below) of the Company have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction;
(v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable;
(vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS (as defined below) in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

          (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

          (c) There is no outstanding dispute or claim concerning any Tax liability of the Company, nor to the knowledge of the Company or any Shareholder is any such claim or dispute pending. Schedule 2.8 to the Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Cobalt correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

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          (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

          (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

          (g) The unpaid Taxes of the Company (i) did not, as of December 31, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

          (h) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss.

          (i) All Company Options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

          (j) The Company has no liability for income Taxes as a result of either (i) the merger of IntegraLink, LLC into the Company or (ii) the transactions contemplated by this Agreement.

     As used in this Agreement, the following terms shall have the following meanings:

     "Taxes" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use,

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transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "Tax" means any of the foregoing Taxes.

     "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

     "Tax Returns" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9  Property

          (a) The Company owns no real property other than the leasehold interests described on Schedule 2.9(a) to the Disclosure Memorandum (the "Real Property"). The Company has delivered to Cobalt true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

          (b) Schedule 2.9(b) to the Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $10,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively), listed on
Schedule 2.14 to the Disclosure Memorandum. The Company has delivered to Cobalt true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

          (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Technology and IP Rights) reflected in the Company Balance Sheet. The Real Property and the Personal Property include all material property used in the

                                       12
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business of the Company, other than the Technology and IP Rights. The
Company's offices and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

          (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all Encumbrances. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company and each Shareholder, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company and each Shareholder, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

          (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on Schedule 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Shareholder, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Shareholder, any other party thereunder except for such defaults as would not give rise to a Company Material Adverse Effect. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10 Contracts

     2.10.1 Material Contracts

     Schedule 2.10.1 to the Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.14 to the Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $10,000
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(collectively, the "Material Contracts"), including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All Material Contracts are valid, binding and enforceable in accordance with their terms against each party thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Shareholder, any other party thereto is in default thereunder, nor to the knowledge of the Company or any Shareholder is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Shareholder, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to Cobalt by the Company. The Company has no:

          (a) contracts with directors, officers, Shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

          (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

          (c) noncompetition agreement or other arrangement that would restrict or limit the Company in any way from carrying on its business;

          (d) written notice or, to the knowledge of the Company or any Shareholder, any other form of notice that any party to any Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

          (e) material dispute with any of its suppliers, customers, licensors or licensees;

          (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Cobalt, or standard licenses purchased by the Company for off-the-shelf software);

          (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

          (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements; and

          (i) agreements or commitments to provide indemnification.

     2.10.2 Required Consents

     The execution and delivery of this Agreement and the performance of the obligations of the Company and the Shareholders hereunder will not constitute a default under any contracts or agreements to which the Company is currently a party or by which the Company currently is bound and do not require the consent or waiver of any other party to any such contract or agreement, except for those consents and/or waivers listed on Schedule 2.10.2 to the Disclosure Memorandum.

2.11 Claims and Legal Proceedings

     There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the knowledge of the Company or any Shareholder, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company and each Shareholder, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Schedule 2.11 to the Disclosure Memorandum sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12 Labor and Employment Matters

     There are no material labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company or any Shareholder, threatened against or involving the Company or any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company or any Shareholder, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. To the knowledge of the Company and each Shareholder, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. All employees of the Company are employed on an "at will" basis, and, to the knowledge of the Company and each Shareholder, are eligible to work and are lawfully employed in the United States.

2.13 Employee Benefit Plans

     2.13.1 Employee Benefit Plan Listing

     Schedule 2.13.1 to the Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans (as defined below). The Company does not have any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material expense.

     2.13.2 Documents Provided

     The Company has delivered to Cobalt true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (a) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) all summary plan descriptions, summaries of material modifications and material employee manuals and communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (c) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) the most recent determination letter issued by the IRS (as defined below) with respect to such Employee Benefit Plan; (e) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company sent or received during the last three years; (f) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan sent or received during the last three years; (g) all COBRA (as defined below) and HIPAA (as defined below) forms and notices currently in use; and (h) all coverage and nondiscrimination tests performed with respect to such Employee Benefit Plan for the last three years.

     2.13.3 Compliance

     With respect to each Employee Benefit Plan: (a) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA (as defined below), COBRA, HIPAA and the Code; (b) the Company, each fiduciary of such Employee Benefit Plan and, to the knowledge of the Company and Shareholder, all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (c) all reports, Tax Returns, information returns and other information and returns relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (d) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (e) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (f) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 or 407 of ERISA to which an exemption does not apply; and (g) the Company has not incurred and, to the knowledge of the Company and each Shareholder, there exists no condition or set of circumstances in connection with which the Company, Cobalt, Purchaser or any of their affiliates could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation with respect to such Employee Benefit Plan or pursuant to any indemnification or similar agreement related to such Employee Benefit Plan.

     2.13.4 Qualification

     Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and each such Employee Benefit Plan is the subject of an unrevoked favorable determination letter from the IRS to that effect. Nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan, and no circumstances exist or are reasonably expected by the Company to occur, that could adversely affect the qualification or exemption of such Employee Benefit Plan or its related trust.

     2.13.5 Contributions and Premium Payments

     All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been fully reserved for, and specifically identified in, the Closing Balance Sheet.

     2.13.6 Related Employers

     The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of
Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

     2.13.7 Certain Pension Plans

     The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

     2.13.8 Post-Termination Benefits

     Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-
                                       18
employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (b) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and
(c) deferred compensation that is accrued as a current liability on the Closing Balance Sheet.

     2.13.9 Parachute Payments

     The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

     2.13.10 Suits, Claims and Investigations

     There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or any Shareholder, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL (as defined below) or any other governmental entity or agency, and, to the knowledge of the Company and each Shareholder, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

     2.13.11 Payments Resulting from Transactions

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in (or by) this Agreement (either alone or together with any other transaction or event) will (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Cobalt, Purchaser, any of their affiliates or any Employee Benefit Plan, (b) increase the amount of compensation due to any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company, Cobalt, Purchaser or any of their affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

     2.13.12 Definitions

     As used in this Agreement, the following terms shall have the following meanings:

          (a) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (b) "DOL" means the United States Department of Labor.

          (c) "Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded, (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

          (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (e) "HIPAA" means the Health Insurance Portability and Accountability Act of 1997, as amended.

          (f) "IRS" means the United States Internal Revenue Service.

2.14 Intellectual Property

     2.14.1 General

     The Company owns or is licensed and has all rights that are required to conduct its business as now conducted and as proposed to be conducted in and to the following: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel" software, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

     2.14.2 Company Technology

     Schedule 2.14.2 to the Disclosure Memorandum sets forth a list of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "Products"). Except for the Third Party Technologies (as defined in Section 2.14.3 hereof), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "Company Technology."

     2.14.3 Third Party Technology

     Schedule 2.14.3 to the Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. Except as disclosed on Schedule 2.14.3 to the Disclosure Memorandum, the Company has the right to use, free of any material restriction, (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. Except as disclosed on Schedule 2.14.3 to the Disclosure Memorandum, all Third Party Licenses are valid, binding and in full force and effect; the Company and, to the knowledge of the Company or any Shareholder, each other party thereto has performed in all material respects his, her or its obligations thereunder; and neither the Company nor, to the knowledge of the Company or any Shareholder, any other party thereto is in default thereunder, nor to knowledge of the Company or any Shareholder has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company or any Shareholder, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew such Third Party License or to exercise or decline to exercise any option or right thereunder.

     2.14.4 Trademarks

     Schedule 2.14.4 to the Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

     2.14.5 Intellectual Property Rights

     Schedule 2.14.5 to the Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP Rights").

     2.14.6 Maintenance of Rights

     The Company has not conducted its business, and has not used or enforced (or, to the knowledge of the Company or any Shareholder, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to the knowledge of the Company or any Shareholder, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations. The Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company or any Shareholder, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

     2.14.7 Third Party Claims

     The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto. All the IP Rights are valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights; and (c) to the knowledge of the Company or any Shareholder, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

     2.14.8 Infringement by the Company

     The use of any of the Technology in the Company's business does not and, to the knowledge of the Company or any Shareholder, will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; the use of any of the Marks and other IP Rights in the Company's business does not and, to the knowledge of the Company or any Shareholder, will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

     2.14.9 Confidentiality

     The Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company who is subject to a written nondisclosure agreement; (b) the Company has at all times maintained and enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on
Schedule 2.14.9 to the Disclosure Memorandum, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

     2.14.10 Warranty Against Defects

     The Technology is free from known material defects and substantially conforms to the applicable specifications, documentation and samples of such Technology.

     2.14.11 Domain Names

     Schedule 2.14.11 to the Disclosure Memorandum sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted and proposed to be conducted following the Effective Time.

     2.14.12 Year 2000

     The Products will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Products. The Products are designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century.

2.15 Corporate Books and Records

     The Company has furnished to Cobalt true and complete copies of (a) the Articles of Incorporation and Code of Regulations of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.16 Licenses, Permits, Authorizations, etc.

     The Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits") where the failure to have obtained any such Permit would have a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Permits, and all the Permits are valid and in full force and effect, and no proceeding is pending, or to the knowledge of the Company or any Shareholder, threatened, the object of which is to revoke, limit or otherwise affect any of the Permits. The Company has not received any notifications of any asserted present failure by it to have obtained any Permit, or any past and unremedied failure to obtain such items.

2.17 Compliance With Laws

     Except as would not have a Company Material Adverse Effect, the Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the- enemy matters. The Company has not received any written notification or, to the knowledge of the Company or any Shareholder, any other form of notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.18 Insurance

     The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19 Brokers or Finders

     The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20 Absence of Questionable Payments

     Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures.

2.21 Bank Accounts

     Schedule 2.21 to the Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access to such safe deposit boxes or accounts.

2.22 Customers and Suppliers

     Schedule 2.22 to the Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company during the fiscal year last ended and the period ended November 30, 1999, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended November 30, 1999 and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased goods or services in the fiscal year last ended and the period ended November 30, 1999. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customer or supplier named on such Schedule 2.22 to the Disclosure Memorandum.

2.23 Accounts Receivable

     All accounts receivable of the Company reflected in the Company Balance Sheet ("Accounts"), or existing at the Effective Time, represent sales actually made in the ordinary course of business and were recorded in the Company's books consistent with the presentation applied in the Company Financial Statements. The bad debt reserves and sales return allowances reflected in the Company Balance Sheet are adequate. Set forth on Schedule 2.23 to the Disclosure Memorandum are a full and complete list and aging study of all Accounts.

2.24 Creditors' List

     Schedule 2.24 to the Disclosure Memorandum sets forth a full, complete and accurate list of all creditors of Company, with the amount payable to each such creditor as of the date hereof.

2.25 Insider Interests

     No Shareholder or officer or director of the Company has any interest (other than as a shareholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Shareholders, affiliates or any affiliate thereof. The Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property (real or personal, tangible or intangible) of the Company or any property (real or personal, tangible or intangible) that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.26 Compliance With Environmental Laws

     Neither the Company nor, to the knowledge of the Company or any Shareholder, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the knowledge of the Company or any Shareholder, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the knowledge of the Company or any Shareholder, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

2.27 Full Disclosure

     No information furnished by the Company or the Shareholders to Cobalt or its representatives in connection with this Agreement (including, but not limited to, the Company Financial Statements and all information in the Disclosure Memorandum and the other Exhibits hereto, but excluding forward looking financial information and financial projections of future results of operations) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                  ARTICLE IIA - ADDITIONAL REPRESENTATIONS AND
                         WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder, individually and not jointly, represents and warrants to Cobalt and Purchaser as of the date of this Agreement and as of the Closing Date as follows:

2A.1 Sophistication; Accreditation

     Such Shareholder, either alone or with the assistance of a professional advisor, is a sophisticated investor, able to fend for himself in the transactions contemplated by this Agreement to which such Shareholder is a party and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in Cobalt Common Stock. Such Shareholder is in a financial position to hold the Cobalt Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his investment in the Cobalt Common Stock.

2A.2 Ownership

     Such Shareholder owns beneficially and of record the Company Common Stock set forth on Schedule 2.3(b) of the Disclosure Memorandum, free and clear of any Encumbrance.

2A.3 SEC Documents

     Such Shareholder has been furnished with all information that he deems necessary to evaluate the risks and merits of the Cobalt Common Stock, including the SEC Documents (as defined in Section 3.5). Such Shareholder has had the opportunity to ask questions and receive answers concerning the information he has received about the Cobalt Common Stock and Cobalt.

2A.4 No Registration

     Such Shareholder is aware and understands that (a) the Closing Shares have not been and will not prior to issuance be registered under the Securities Act,
(b) he must continue to bear the economic risk of the investment in the Closing Shares for an indefinite time, (c) the Closing Shares cannot be sold unless they are subsequently registered or an exemption from registration is available and
(d) Cobalt has no obligation to register the Closing Shares with the SEC and has not represented that it will register the Closing Shares other than as set forth in the Registration Rights Agreement, the form of which is attached hereto as
Exhibit 2A.4.

2A.5 Investment for Own Account

     The Cobalt Common Stock is being acquired by such Shareholder for investment for his account, not as a nominee or agent, and not with a view to the distribution of any part thereof; such Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the Cobalt Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does such Shareholder have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Cobalt Common Stock.

2A.6 Legends

     Such Shareholder understands that, prior to the effectiveness of a registration statement registering the Closing Shares for sale, if any, certificates or other instruments representing the Closing Shares will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

          The shares represented by this certificate have not been registered under the Securities Act of 1933 or any other applicable federal or state securities laws, and may not be sold, distributed, pledged on or otherwise transferred unless (I) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving these shares,
          (II) the Company receives an opinion of legal counsel for the holder of the shares satisfactory to the Company stating that such transaction is exempt from registration, or (III) the Company otherwise satisfies itself that such transaction is exempt from registration.

Such Shareholder agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legend, Cobalt may, prior to the effectiveness of a registration statement, issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to any certificate or other instrument representing the Closing Shares, or if Cobalt transfers its own securities, that it may make appropriate notations to the same effect in Cobalt's records.

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                              COBALT AND PURCHASER

     Cobalt and Purchaser jointly and severally represent and warrant to the Company and the Shareholders as of the date of this Agreement and as of the Closing Date as follows:

3.1  Organization

     Cobalt is a corporation duly organized and validly existing under the laws of the state of Washington. Purchaser is a corporation duly organized and validly existing under the laws of the state of Washington. Each of Cobalt and Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of Purchaser are held of record and beneficially by Cobalt.

3.2  Enforceability

     All corporate action on the part of Cobalt and Purchaser and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger and the performance of all their respective obligations under this Agreement has been taken or will be taken prior to the Effective Time. This Agreement has been duly executed and delivered by each of Cobalt and Purchaser, as applicable, and this Agreement is a legal, valid and binding obligation of each of Cobalt and Purchaser, as applicable, enforceable against each of them in accordance with its terms.

3.3  Securities

     The Closing Shares to be issued pursuant to this Agreement have been, or will be prior to the Effective Time, duly authorized for issuance, and such Closing Shares, when issued and delivered to the Shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4  No Approvals or Notices Required; No Conflicts With
     Instruments

     The execution, delivery and performance of this Agreement by Purchaser and Cobalt, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

          (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Cobalt or Purchaser;

          (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary and the Ohio Secretary;

          (c) cause a Material Adverse Effect (as hereinafter defined) by resulting in a default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Cobalt or Purchaser are parties or by which they are bound or to which Cobalt's assets are subject;

          (d) result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind upon any assets of Cobalt;

          (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Cobalt or Purchaser; or

          (f) invalidate or adversely affect any permit, license or authorization or status used in the conduct of Cobalt's business.

A "Material Adverse Effect" is defined as a material adverse effect on Cobalt's and Purchaser's combined business operations, assets, liabilities (absolute accrued, contingent or otherwise), or condition (financial or otherwise).

3.5  SEC Documents

     Cobalt has made available to the Shareholders true and complete copies of its final prospectus dated August 5, 1999 (the "Prospectus") and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 and September 30, 1999 (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as applicable and the applicable rules and regulations of the Securities and Exchange Commission promulgated thereunder.

3.6  Full Disclosure

     No information furnished by Cobalt or Purchaser to the Company or its representatives in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

               ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                              COBALT AND PURCHASER

     The obligations of Cobalt and Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Cobalt and
Purchaser:

4.1  Accuracy of Representations and Warranties

     The representations and warranties of the Company and the Shareholders contained herein (including applicable Exhibits or Schedules to the Disclosure Memorandum) shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4.2  Performance of Agreements

     Each of the Company and the Shareholders shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by him at or prior to the Closing.

4.3  Opinion of Counsel for the Company

     Cobalt shall have received the opinion letter of Schottenstein, Zox & Dunn, counsel for the Company and the Shareholders, dated the Closing Date in substantially the form attached hereto as Exhibit 4.3, provided that such opinion letter may include assumptions, qualifications, and exclusions reasonably acceptable to Cobalt.

4.4  Compliance Certificate

     Cobalt shall have received a certificate of the President of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Cobalt, certifying that the conditions to the obligations of Cobalt and Purchaser in Sections 4.1, 4.2, 4.5, and 4.6 have been fulfilled.

4.5  Material Adverse Change

     Since the date of the Company Balance Sheet and through the Closing, there shall not have occurred any change that is or is reasonably likely to be materially adverse to the Company's business, financial condition, operations, properties or prospects.

4.6  Approvals and Consents

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices required to be delivered by this Agreement shall have been obtained or delivered.

4.7  Proceedings and Documents; Secretary's Certificate

     Cobalt shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to Cobalt, as to the authenticity and effectiveness of the actions of the Board of Directors of the Company and the authorization of the Merger and the transactions contemplated by this Agreement. Copies of (a) the Company's Articles of Incorporation, certified by the Secretary of the Company, (b) the Company's Code of Regulations, certified by the Secretary of the Company, and (c) the resolutions of the Board of Directors of the Company and the Shareholders relating to the transactions contemplated by this Agreement shall be attached to such certificate.

4.8  Compliance With Laws

     The effectiveness of the Merger and the performance by Cobalt, Purchaser, the Company and the Shareholders of their respective obligations pursuant to this Agreement shall be legally permitted by all laws and regulations to which Cobalt, Purchaser, the Company and the Shareholders are subject.

4.9  Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or to the knowledge of the Company or any Shareholder, threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

4.10 Employment Agreements

     Each of the Shareholders shall have entered into an Employment Agreement in substantially the form attached as Exhibit 4.10 (the "Employment Agreements").

4.11 Assignment of Inventions

     Each of the Shareholders shall have entered into an Assignment of Invention Agreement in substantially the form attached as Exhibit 4.11.

4.12 Consents to Merger

     Schedule 2.10.2 to the Disclosure Memorandum lists certain agreements, leases, notes or other documents identified in the schedules to the Disclosure Memorandum that, by their terms, require consent or waiver to consummate the Merger. Unless otherwise set forth in Schedule 2.10.2 to the Disclosure Memorandum, the Company shall have received and shall have delivered to Cobalt or its counsel written consents to the Merger or waivers, as applicable, from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents or waivers, as the case may be, shall be reasonably satisfactory in all respects to Cobalt.

4.13 Dissenting Shares

     There shall be no Dissenting Shares.

4.14 Tax Clearance Certificates

     The Company shall provide to Cobalt applications for a sales tax release certificate and a withholding tax certificate from the State of Ohio Department of Taxation.

               ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                        THE COMPANY AND THE SHAREHOLDERS

     The obligations of the Company and the Shareholders to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Shareholders.

5.1  Accuracy of Representations and Warranties

     The representations and warranties of Cobalt and Purchaser contained herein (including applicable Exhibits) shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date, as though made on that date.

5.2  Performance of Agreements

     Each of Cobalt and Purchaser shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this

Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing.

5.3  Opinion of Counsel for Cobalt and Purchaser

     The Company and the Shareholders shall have received the opinion letter of Stoel Rives LLP, counsel for Cobalt and Purchaser, dated the Closing Date in substantially the form attached hereto as Exhibit 5.3, provided that such opinion letter may include assumptions, qualifications and exclusions reasonably acceptable to the Company.

5.4  Compliance Certificate

     The Company shall have received a certificate of an officer of Cobalt, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company and the Shareholders in Sections 5.1, 5.2 and 5.6 have been fulfilled.

5.5  Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

5.6  Approvals and Consents

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary on the part of Cobalt and Purchaser for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices on the part of Cobalt and Purchaser referred to in this Agreement shall have been obtained or delivered.

5.8  Compliance With Laws

     The effectiveness of the Merger and the performance by Cobalt, Purchaser, the Company and the Shareholders of the obligations hereunder shall be legally permitted by all laws and regulations to which Cobalt, Purchaser, the Company and the Shareholders are subject.

5.9  Proceedings and Documents; Secretary's Certificate

     The Company shall have received a certificate from each of the Secretary of Cobalt and the Secretary of Purchaser in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of each of Cobalt and the Purchaser, respectively, and the authorization of the Merger and the transactions contemplated by this Agreement. Copies of (a) the Articles of Incorporation of each of Cobalt and Purchaser, certified by the Secretary of Cobalt and Purchaser, respectively, (b) the Bylaws of each of Cobalt and Purchaser, certified by the Secretary of Cobalt and Purchaser, respectively, and (c) the resolutions of the Board of Directors of each of Cobalt and Purchaser and the shareholders of the Purchaser relating to the transactions contemplated by this Agreement shall be attached to the respective certificate of Cobalt and Purchaser.

                 ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

6.1  Termination

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

          (a) by mutual written consent of the Company and Cobalt;

          (b) by either the Company or Cobalt, if the Merger has not been consummated by January 31, 2000; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose willful breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either the Company or Cobalt, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Cobalt, Purchaser, the Company or the Shareholders from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

          (d) by the Company, in the event of a material breach by Cobalt or Purchaser of any representation, warranty or agreement contained herein that has not been cured or is not curable by January 31, 2000;

          (e) by Cobalt, in the event of a material breach by the Company or any Shareholder of any representation, warranty or agreement contained herein that has not been cured or is not curable by January 31, 2000.

6.2  Effect of Termination

     Except as specifically provided in this Section 6.2, in the event of the termination of this Agreement pursuant to Section 6.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof or from any obligation under that certain Non-Disclosure Agreement between Cobalt and IntegraLink, L.L.C. dated on or about December 23, 1999.

6.3  Amendment

     This Agreement may not be amended except by an instrument in writing signed by Cobalt, the Company and the Shareholders; provided, however, that no amendment may be made that would reduce the amount or change the type of consideration into which the Company Common Stock is to be converted upon consummation of the Merger without the approval of Shareholders holding a majority of the shares of Company Common Stock.

6.4  Waiver

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                   ARTICLE VII - SURVIVAL AND INDEMNIFICATION

7.1  Survival

     All representations and warranties contained in this Agreement or in any certificate delivered pursuant hereto or thereto shall survive until the date 24 months after the Effective Time (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto; provided, however, that (i) the representations and warranties of the Company and the Shareholders contained in Section 2.8 (Taxes) and Section 2.13 (Employee Benefit Plans) shall survive the Effective Time until the expiration of the applicable statute of limitations, plus thirty days, for the matter addressed in each such representation and warranty; and (ii) any claim relating to fraud shall survive the Effective Time indefinitely. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought pursuant to this Agreement shall survive until the time that it would otherwise terminate if a Claim Notice (as defined in Section 7.4) shall have been delivered to the Shareholder Representative prior to such time.

7.2  Indemnification by the Shareholders

     Subject to the limitations set forth in this Article VII, the Shareholders jointly and severally shall indemnify and hold Cobalt, Purchaser and their officers, directors and affiliates (the "Cobalt Indemnified Parties") harmless from and against, and shall reimburse the Cobalt Indemnified Parties for, any and all loss, obligation, deficiency, damage, claim liability, cost and expense (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses) ("Losses") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company or any Shareholder in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto; (ii) any failure by the Company or the Shareholders to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document; (iii) any claim by any third party arising out of the Company's operation of the Company's business or the ownership, use or distribution of the Company's assets on or before the Effective Time; (iv) all liability for Taxes of the Company assessed during or attributable to any taxable period ending on or prior to the Effective Date, and the portion of any taxable period that includes, but does not end on, the Effective Date to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto); or (v) any liability for Taxes resulting from the transactions contemplated by this Agreement, including, without limitation, income, transfer, sales, use, excise, conveyance and similar taxes, excluding any Taxes resulting from a reassessment of Real Property or Personal Property occurring as a result of the Merger.

7.3  Indemnification by Cobalt

     Cobalt shall indemnify and hold the Shareholders, the Company and the Company's officers, directors and affiliates (the "Company Indemnified Parties" and, together with the Cobalt Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses arising out of or in connection with (a) any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by Cobalt or Purchaser in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto and (b) any failure by Cobalt or Purchaser to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document.

7.4  Procedure for Indemnification

          (a) The Indemnified Party shall give written notice (the "Claim Notice") of any claim for indemnification under this Article VII (a "Claim") to the indemnifying party as promptly as practicable, but in any event: (i) if such Claim relates to the assertion against an Indemnified Party of any claim by a third party (a "Third Party Claim"), within 30 days after the assertion of such Third Party Claim, or (ii) if such Claim is not in respect of a Third Party Claim, within 30 days after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to Article VII hereof; provided, however, that the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in the Agreement on which the Claim is based.

          (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 7.4(b)(ii) hereof shall govern.

          (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any

Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

          (c) (i) If the indemnifying party does not give written notice to the Indemnified Party within 30 days following receipt of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of
Section 7.4(c)(ii) hereof shall govern.

             (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

7.5  Right of Offset

     Cobalt shall have the right, subject to the notice requirements and other limitations of this Article VII, to offset any Losses it or the Purchaser incurs against any amounts payable to the Shareholders or any Shareholder under the Closing Notes.

7.6  Specific Performance

     Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

7.7  Thresholds and Limitations

          (a) The Indemnified Parties shall be not entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VII unless and until such Losses exceed $50,000 (the "Loss Threshold"); provided, however, that once such Losses exceed the Loss Threshold, such Indemnified Parties shall be entitled to indemnification for the amount of all Losses without regard to the Loss Threshold.

          (b) Except for Losses based on fraud and any Losses based upon a breach of the representations and warranties in Section 2.8(j), the aggregate total liability of the Shareholders pursuant to this Article VII shall be limited to $750,000 (the "Indemnification Cap").

          (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 7.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 7.4(a)) shall have been delivered to the Shareholder Representative prior to the expiration of such time period.

                             ARTICLE VIII - GENERAL

8.1  Tax Matters - Company and Shareholders

     Unless otherwise required by law, the parties hereto shall treat the Merger as a reorganization under Section 368 of the Code and the underlying Treasury Regulations for all Tax reporting purposes; provided, however, that neither Cobalt nor Purchaser makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or Shareholders arising out of the structure or terms of this Agreement.

8.2  Expenses

     Cobalt will pay the reasonable fees and expenses of the Company and the Shareholders incident to the negotiation, preparation and execution of this Agreement (including legal and accounting fees and expenses). The attorneys' fees and expenses of the prevailing party in any action brought hereunder shall be paid by the other party to such action.

8.3  Notices

     Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

     Any dispute among the parties to this Agreement involving the interpretation of this Agreement or the rights and obligations of, or remedies available to, the parties hereto shall be determined by binding arbitration in accordance with the arbitration rules of JAMS-Endispute in Seattle, Washington, in the event that such arbitration is initiated by Cobalt or the Purchaser, or in Columbus, Ohio, in the event that such arbitration is initiated by the Shareholders. The arbitrator shall be knowledgeable in the relevant industry, shall be mutually acceptable to the parties and shall have the authority to permit discovery upon request of a party. The cost of such arbitration shall be shared equally by the parties. Any determination or award issued for any such arbitration may be enforced in any court of competent jurisdiction in the United States.

     TO COBALT OR PURCHASER:

     The Cobalt Group, Inc.
     2200 1st Avenue South
     Seattle, Washington 98134
     Attention:  Lee Brunz, General Counsel
     Telephone:  (206) 269-6363
     Fax:  (206) 269-6350

     with a copy to:

     Ronald J. Lone
     STOEL RIVES, LLP
     600 University Street, Suite 3600
     Seattle, Washington 98101
     Telephone:  (206) 624-0900
     Fax:  (206) 386-7500

     TO THE COMPANY:

     2790 Fisher Road
     Columbus, Ohio 42304
     Telephone:  (614) 324-1024
     Fax:  (614) 272-1035

     in the case of the Company and the Shareholder Representative, with a copy to:

     Robert R. Ouellette
     Schottenstein, Zox & Dunn
     41 South High Street, Suite 2600
     Columbus, Ohio 43215
     Telephone:  (614) 462-2242
     Fax:  (614) 462-5135

8.4  Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.5  Entire Agreement

     This Agreement, including the Exhibits attached hereto, and that certain Non-Disclosure Agreement dated December 23, 1999, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.6  Assignment

     This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Purchaser's rights and obligations may be assigned to and assumed by Cobalt or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by Cobalt.

8.7  Parties in Interest

     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8  Governing Law; Venue

     This Agreement shall be governed by, and construed in accordance with, the laws of the state of Washington applicable to contracts executed in and to be performed in that state.

8.9  Headings

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 Counterparts

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                              THE COBALT GROUP, INC.


                              By        /s/
                                ----------------------------------------------
                                Geoffrey T. Barker
                              Its Co-CEO


                              IL ACQUISITION, INC.


                              By        /s/
                                ----------------------------------------------
                                Geoffrey T. Barker
                              Its Secretary


                              INTEGRALINK, INC.


                              By        /s/
                                ----------------------------------------------
                                Kevin M. Distelhorst
                              Its President


                              SHAREHOLDERS


                                    /s/
                              ----------------------------------------------
                              Kevin M. Distelhorst


                                     /s/
                              ----------------------------------------------
                              Philip D. Turner

                                    /s/
                              ----------------------------------------------
                              Steven P. French





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